Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURUSANT TO SECTION 12 OF THE SECURITIES

EXCHNAGE ACT OF 1934, AS AMENDED

As of March 31, 2020, Senmiao Technology Limited (“we,” “our,” “us” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock with a par value of $0.0001 per share.

Pursuant to our articles of incorporation, we are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following description summarizes the material terms of our capital stock. For a complete description of the matters set forth herein, you should refer to our articles of incorporation, our bylaws, and the applicable provisions of Nevada law.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in our Annual Report on Form 10-K.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

Series A Warrants

Duration and Exercise Price.  The Series A Warrants (“Series A Warrants”) entitle the holders thereof to purchase up to an aggregate of 1,336,021 shares of our common stock at an exercise price of $3.72 per share (the “Series A Exercise Price”), exercisable immediately upon issuance and expiring on the fourth (4th) anniversary of the initial date of issuance. The Series A Warrants will be issued separately from the shares of common stock, and may be transferred separately immediately thereafter.

Certain Adjustments.  The exercise price of the Series A Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Additionally, on the six (6)-month anniversary of the Series A Initial Exercise Date, if the average Volume Weighted Average Price (“VWAP”) during the ten (10) trading days prior to such anniversary (“New Exercise Price”) is less than the Series A Exercise Price, then the Series A Exercise Price shall have one-time price adjustment equal to the New Exercise Price; provided, however, in no event, shall the New Exercise Price be less than $1.50 per share.

Cashless Exercise.  If, at the time a holder exercises its Series A Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of, the shares underlying the Series A Warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A Warrants.

Forced Exercise. Subject to standard equity conditions, commencing on the tenth (10th) trading day after Series A Initial Exercise Date, the Company may force the exercise of the Series A Warrants if at any time the VWAP of the common stock exceeds $11.16 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for ten (10) consecutive trading days.

Fundamental Transactions.  If, at any time while the Series A Warrants are outstanding, the Company, directly or indirectly, in one or more related transactions, enters into a Fundamental Transaction (as defined in the Series A Warrants), then each holder shall have the right thereafter to receive, upon exercise of a Series A Warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Series A Warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series A Warrants.

Change of Control Provisions. Notwithstanding the consideration granted to a holder with respect to a Fundamental Transaction (as defined in the Series A Warrants), each holder may be entitled to additional consideration upon a Change of Control (as defined in the Series A Warrants).

Transferability.  The Series A Warrants may be transferred at the option of the holder of the Series A Warrant upon surrender of the Series A Warrants with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the Series A Warrants on any national securities exchange or other nationally recognized trading system.

Exercisability.  The Series A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us. Notwithstanding the foregoing, one Investor elected to immediately be subject to a 9.99% beneficial ownership limitation in lieu of the initial 4.99% beneficial ownership limitation.

Waivers and Amendments.  Subject to certain exceptions, the terms of a Series A Warrant may be amended or waived only with the written consent of the holder.

Series B Warrants

Duration and Exercise Price.  The Series B Warrants entitle the holders thereof to purchase an aggregate amount of shares ranging from 0 shares of common stock to up to 1,116,320 shares of common stock (the “Series B Warrant Shares”). The amount of Series B Warrant Shares, if any, are determined based upon the following: in that event that on the fiftieth (50th) day after the closing date (the “Adjustment Measuring Time”), the closing price of the common stock is less than the Share Purchase Price, then the number of shares of common stock issuable upon exercise of the Series B Warrants shall be adjusted (upward or downward, as applicable) to the greater of (i) zero (0) and (ii) such aggregate number of shares of common stock equal to fifty percent (50%) of the difference of (A) the quotient of (x) the Investor’s Share Purchase Price divided by (y) the Market Price (as defined the in Purchase Agreement) as of the Adjustment Measuring Time, less (B) the aggregate number of Shares issued to the Investors at the closing (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events). The maximum aggregate number of shares of common stock issuable upon exercise of the Series B Warrants is 1,116,320. The Series B Warrants are exercisable upon the fiftieth (50th) day after the closing of the offering, at an exercise price of $3.72 per share and will expire on the on the first (1st) anniversary of their issuance. The Series B Warrants will be issued separately from the Shares, and may be transferred separately immediately thereafter.

Certain Adjustments.  The exercise price of the Series B Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Cashless Exercise.  If, at the time a holder exercises its Series B Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder at its sole discretion, may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series B Warrants.

Forced Exercise. Subject to standard equity conditions, commencing on the tenth (10th) trading day after the issuance date of the Series B Warrants, the Company may force the exercise of the Series B Warrants if at any time the VWAP of the common stock exceeds $11.16 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for ten (10) consecutive trading days.

Fundamental Transactions.  If, at any time while the Series B Warrants are outstanding, the Company, directly or indirectly, in one or more related transactions, enters into a Fundamental Transaction (as defined in the Series B Warrants), then each holder shall have the right thereafter to receive, upon exercise of a Series B Warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Series B Warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series B Warrants.

Transferability.  The Series B Warrants may be transferred at the option of the holder of the Series B Warrant upon surrender of the Series B Warrants with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the Series B Warrants on any national securities exchange or other nationally recognized trading system.

Exercisability.  The Series B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us. Notwithstanding the foregoing, one Investor elected to immediately be subject to a 9.99% beneficial ownership limitation in lieu of the initial 4.99% beneficial ownership limitation.

Waivers and Amendments.  Subject to certain exceptions, the terms of a Series B Warrant may be amended or waived only with the written consent of the holder.